Exhibit 2.1

AGREEMENT AND SHARE EXCHANGE

THIS AGREEMENT AND SHARE EXCHANGE (hereinafter referred to as the "Agreement"), is entered into as of December 28 2017 by and among, Innovest Global, INC., a publicly-owned Nevada corporation ("IVST"), and Shepherd Energy, LLC an Ohio LLC ("SEL") sometimes hereinafter collectively referred to as the "Parties" and individually as a "Party.")

WITNESSETH

A)     WHEREAS, IVST is a publicly-owned Nevada corporation and is quoted on the Over the Counter Bulletin Board under the symbol ("IVST").

B)     WHEREAS, the ("SEL") Shareholders listed on Schedule I hereto own all of the issued and outstanding Members Units of ("SEL") (the "("SEL") Member Units").

C)     WHEREAS, SEL owns and operations a lighting business Operating under the name "Shepherd".

D)     WHEREAS, Shepherd has a contract for procurement services from "Blue Flame Energy".

E)     WHEREAS, the Parties desire that IVST acquire all of the ("SEL") Members Units from the ("SEL") Members solely in exchange for an aggregate of 5,790,000 newly issued shares of restricted common stock of IVST (the "Exchange Shares") pursuant to the terms and conditions set forth in this Agreement.

F)     WHEREAS, immediately upon consummation of the Closing (as hereinafter defined), the Exchange Shares will be issued to the ("SEL") Members on a pro rata basis, in proportion to the ratio of each Members Units of ("SEL") held by such ("SEL") Member, bears to the Membership Units of ("SEL") held by all the ("SEL") Members as of the date of the Closing.

G)     WHEREAS, following the Closing, ("SEL") will become a wholly-owned subsidiary of IVST.

H)     WHEREAS, the Parties intend that the transaction contemplated herein (the "Transaction") qualify as a reorganization and tax-free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended.

I)     NOW THEREFORE, on the stated premises and for and in consideration of the foregoing recitals which are hereby incorporated by reference, the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

PLAN OF EXCHANGE

1.1      The Exchange. At the Closing (as hereinafter defined), one hundred percent (100%) of the Member Units of ("SEL") shall be exchanged for 5,790,000 shares of IVST Restricted Common Stock. From and after the Closing Date, the ("SEL") Members shall no longer own any Membership Units of ("SEL") and the certificates formerly representing Members Ownership Units of ("SEL") shall represent the pro rata portion of the Exchange Shares issuable in exchange therefor pursuant to this Agreement. Any fractional shares that would result from such exchange will be rounded up to the next highest whole number.

1.2     Guarantee. IVST shall guarantee the Exchange Shares to be worth $1 per share by the second (2nd) anniversary of the issuance. In the event that the price is not $1 per share by the second anniversary, on the second anniversary IVST shall issue SEL the number of additional shares necessary to achieving an aggregate value of

$5,790,000 for the Exchange Shares. This guarantee is in full force and effect unless there is a "Guarantee Disqualifying Event", which would be any one of the following: A) Liquidation of more than 15% of the Exchange Shares prior to the second anniversary of the issuance, B) Failure of SEL to achieve an aggregate revenue growth rate of 5% year over year for the two years, C) Material misrepresentations.

1.3     Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall occur immediately on the execution of this Agreement (the "Closing Date").

1.4     Closing Events. At the Closing, SEL shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all stock certificates, officers' certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, and the documents and certificates provided in Sections 5.2, 5.4, 6.2, 6.4 and 6.5, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby. If agreed to by the parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by efax, fax, email and/or express courier. At the Closing, the Exchange Shares shall be issued in the names and denominations provided by ("SEL").

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF ("SEL")

As an inducement to, and to obtain the reliance of lVST, ("SEL") represents and warrants as follows:

2.1     Organization. ("SEL") is an LLC duly organized, validly existing, and in good standing under the laws of the State of Ohio. ("SEL") has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of ("SEL")'s organizational documents. ("SEL") has taken all action required by laws, its certificate of incorporation, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. ("SEL") has full power, authority, and legal right and has taken or will take all action required by law, its Certificate of Incorporation, and otherwise to consummate the transactions herein contemplated.

2.2     Capitalization. All issued and outstanding members units of ("SEL") are legally issued, fully paid, and non-assessable and were not issued in violation of the pre-emptive or other rights of any person. ("SEL") has no outstanding options, warrants, or other convertible securities.

2.3     Financial Statements.

(a)("SEL") has filed all local income tax returns required to be filed by it from its inception to the date hereof. All such returns are complete and accurate in all material respects.

(b)("SEL") has no liabilities with respect to the payment of federal, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which ("SEL") may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(c) No deficiency for any taxes has been proposed, asserted or assessed against ("SEL"). There has been no tax audit, nor has there been any notice to ("SEL") by any taxing authority regarding any such tax audit, or, to the knowledge of ("SEL"), is any such tax audit threatened with regard to any taxes or ("SEL") tax returns. ("SEL") does not expect the assessment of any additional taxes of ("SEL") for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of ("SEL'').

(d)     The books and records, financial and otherwise, of ("SEL") are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

2.4     Information. The information concerning ("SEL") set forth in this Agreement and the ("SEL") Schedules (as that term is defined herein) are and will be complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading as of the date hereof and as of the Closing Date.

2.5     Membership Units Equivalents. There are no existing options, warrants, calls, commitments of any character or other Membership equivalents relating to the authorized and unissued ("SEL") Common Stock. Qualification to do business as a foreign corporation in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of ("SEL")'s organizational documents. ("SEL") has taken all action required by laws, its certificate of incorporation, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. ("SEL") has full power, authority, and legal right and has taken or will take all action required by law, its   Certificate of Incorporation, and otherwise to consummate the transactions herein contemplated.

2.6      Absence of Certain Changes or Events. Except as set forth in this Agreement or the ("SEL") Schedules (as that term is defined herein):

(a)except in the normal course of business, there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of ("SEL"); or (ii) any damage, destruction, or loss to ("SEL") (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of ("SEL");

(b)("SEL") has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) not otherwise in the ordinary course of business, and except for capital raised by issuance of debt or equity in a private placement or other capital raising transaction deemed advisable by ("SEL''); (ii) paid any material obligation or liability not otherwise in the ordinary course of business (absolute or contingent) other than current liabilities reflected in or shown on the most recent ("SEL") consolidated balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights not otherwise in the ordinary course of business; (iv) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party not otherwise in the ordinary course of business if such amendment or termination is material, considering the business of ("SEL"); or (v) issued, delivered, or agreed to issue or deliver any Membership Units (whether authorized and unissued or held as treasury stock).

2.7     Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of ("SEL"), threatened by or against ("SEL"), or affecting ("SEL''), or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

2.8     No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which ("SEL") is a party or to which any of its properties or operations are subject.

2.9     Contracts. ("SEL") has provided, or will provide IVST, copies of all material contracts, agreements, franchises, license agreements, or other commitments to which ("SEL") is a party or by which it or any of its assets, products, technology, or properties are bound.

2.10     Compliance With Laws and Regulations. ("SEL") has complied with all applicable statutes and regulations of any national, county, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of ("SEL").

2.11     Approval of Agreement. The Members of ("SEL") (the "("SEL") Board") and the ("SEL") Membership Owners have authorized the execution and delivery of this Agreement by ("SEL") and have approved the transactions contemplated hereby.

2.12     ("SEL") Schedules. ("SEL'') will deliver, as soon as practicable, the following schedules, which are collectively referred to as the "("SEL") Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement and instruments and data as of such date, all certified by the chief executive officer of ("SEL'') as complete, true and correct:

(a)     a schedule containing complete and correct copies of the organizational documents, as amended, of ("SEL") in effect as of the date of this Agreement; and

(b)     a schedule as requested by IVST, containing true and correct copies of all material contracts, agreements, or other instruments to which ("SEL") is a party or by which it or its properties are bound, specifically including all contracts, agreements, or arrangements referred to in Section 2.9.

2.13     Title and Related Matters. ("SEL") has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the ("SEL") balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except:

(a)     statutory liens or claims not yet delinquent; and (b)as described in the ("SEL") Schedules.

2.14     Governmental Authorizations. ("SEL") has all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by ("SEL") of this Agreement and the consummation by ("SEL") of the transactions contemplated hereby.

2.15     Continuity of Business Enterprises. ("SEL") has no commitment or present intention to liquidate ("SEL") or sell or otherwise dispose of a material portion of its business or assets following the consummation of the transactions contemplated hereby.

2.16     Ownership of ("SEL") Shares. The ("SEL'') Members are the legal and beneficial owners of 100% of ("SEL") which members are set forth on Schedule I, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and the ("SEL") Members have full right, power, and authority to transfer, assign, convey, and deliver their respective ("SEL") Membership Units and delivery of such Membership Units at the Closing will convey to IVST good and marketable title to such units free and clear of any claims, charges, equities, liens, security interests, and encumbrances except for any such claims, charges, equities, liens, security interests, and encumbrances arising out of such shares being held by IVST.

2.17     Brokers. ("SEL") has not entered into any contract with any person, firm or other entity that would obligate ("SEL") or IVST to pay any commission, brokerage or finders' fee in connection with the transactions contemplated herein.

2.18     Nominees. The nominees of ("SEL") to serve as IVST's directors and officers following the Closing (the "Nominees"), whose names and signatures appear on Schedule II hereto, represent that no event listed in Sub-paragraphs (1) through (4) of Subparagraph (d) of Item 40I of Regulation S-B has occurred with respect to any of the Nominees during the past five years which is material to an evaluation of the ability or integrity of such Nominee.

2.19     Subsidiaries and Predecessor Corporations. ("SEL") does not have any subsidiaries and does not own, beneficially or of record, any shares or other equity interests of any other corporation or entity.

ARTICLE III

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF IVST

As an inducement to, and to obtain the reliance of ("SEL"), IVST represents and warrants as follows:

3.1     Organization. IVST is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the IVST Schedules (as hereinafter defined) are complete and correct copies of the Articles of incorporation and bylaws of IVST, and all amendments thereto, as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of IVST's Articles of incorporation or bylaws. IVST has taken all action required by law, its Certificate of Incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and IVST has full power, authority, and legal right and has taken all action required by law, its Certificate of Incorporation, By-Laws, or otherwise to consummate the transactions herein contemplated.

3.2     Capitalization. IVST's presently issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person. The Exchange Shares will be legally issued, fully paid and non- assessable and shall not be issued in violation of the pre-emptive or other rights of any other person.

3.3     Financial Statements. Except as set forth within its filing of reports with the OTC Markets (the "OTC Reports"):

(a)     IVST has no liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which IVST may be liable in its own right, or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(b)     The books and records, financial and otherwise, of IVST are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

(c)     No deficiency for any taxes has been proposed, asserted or assessed against IVST. There has been no tax audit, nor has there been any notice to IVST by any taxing authority regarding any such tax audit, or, to the knowledge of IVST, is any such tax audit threatened with regard to any taxes or IVST tax returns. IVST does not expect the assessment of any additional taxes of IVST for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of IVST.

(d)     IVST has good and marketable title to its assets and, except as set forth in the IVST Schedules, has no material contingent liabilities, direct or indirect, matured or unmatured.

3.4     Information. The information concerning IVST set forth in this Agreement and the IVST Schedules are and will be complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading as of the date hereof and as of the Closing Date.

3.5     Absence of Certain Changes or Events. Except as described herein or in the IVST Schedules:

(a)     There has not been (i) any material adverse change, financial or otherwise, in the business, operations, properties, assets, or condition of IVST (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of IVST;

(b)     To the best knowledge of IVST, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of lVST.

3.6     Litigation and Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of IVST, threatened by or against or affecting JVST, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

3.7     No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which IVST is a party or to which it or any of its assets or operations are subject.

3.8     Governmental Authorizations. IVST is not required to have any licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by IVST of this Agreement and the consummation by IVST of the transactions contemplated hereby.

3.9     Compliance With Laws and Regulations. To the best of its knowledge, IVST has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or conditions of IVST or except to the extent that noncompliance would not result in the incurrence of any material liability.

3.10     Insurance. IVST owns no insurable properties and carries no casualty or liability insurance.

3.11     Approval of Agreement. The board of directors of IVST (the "IVST Board") has authorized the execution and delivery of this Agreement by IVST and has approved this Agreement and the transactions contemplated hereby.

3.12     Brokers. IVST has not entered into any contract with any person, firm or other entity that would obligate ("SEL") or IVST to pay any commission, brokerage or finders' fee in connection with the transactions contemplated herein.

ARTICLE IV

SPECIAL COVENANTS

4.7 Indemnification.

(a)("SEL") hereby agrees to indemnify IVST and each of the officers, agents and directors of IVST as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article IL The indemnification provided for in this paragraph shall not survive the Closing and consummation of the transactions contemplated hereby but shall survive the termination of this Agreement pursuant to Section 7.1(b) of this Agreement.

(b) IVST hereby agrees to indemnify ("SEL") and each of the officers, agents and directors of ("SEL") as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against an litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article III. The indemnification provided for in this paragraph shall not survive the Closing and consummation of the transactions contemplated hereby but shall survive the termination of this Agreement pursuant to Section 7. I (c) of this Agreement.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF IVST

The obligations of IVST under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

5.1     Accuracy of Representations; Performance. The representations and warranties made by ("SEL") in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and ("SEL") shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by ("SEL") prior to or at the Closing. IVST may request to be furnished with a certificate, signed by a duly authorized officer of ("SEL") and dated the Closing Date, to the foregoing effect.

5.2     Officer's Certificates. IVST shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of ("SEL") to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of ("SEL") threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the ("SEL") Schedules, by or against ("SEL") which might result in any material adverse change in any of the assets, properties, business, or operations of ("SEL").

5.3     No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of ("SEL"), nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations.

5.4     Other Items.

(a) IVST shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as IVST may reasonably request.

(b) Complete and satisfactory due diligence review of ("SEL") by IVST.

(c)Approval of the Transaction by the ("SEL") Board and the ("SEL") Shareholders.

(d) Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from ("SEL")' s lenders, creditors, vendors and lessors.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF ("SEL")

The obligations of ("SEL") under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

6.1     Accuracy of Representations; Performance. The representations and warranties made by IVST in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and IVST shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by IVST prior to or at the Closing. ("SEL") shall have been furnished with a certificate, signed by a duly authorized executive officer of IVST and dated the Closing Date, to the foregoing effect.

6.2     No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of IVST nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of IVST.

ARTICLE VII

MISCELLANEOUS

7.1     Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Ohio. Any dispute arising under or in any way related to this Agreement will be submitted to binding arbitration before a single arbitrator by the American Arbitration Association in accordance with the Association's commercial rules then in effect. The arbitrator shall be mutually selected. The arbitration will be conducted in Cleveland, Ohio. The decision of the arbitrator will set forth in reasonable detail the basis for the decision and will be binding on the parties. The arbitration award may be confirmed by any court of competent jurisdiction.

7.2     Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

SEL

Damon Mintz, and Steve Mintz, and Jeffrey Simler

8456 Washington St.

Second Floor

Chagrin Falls, OH 44023

IVST

Innovest Global Inc.

930 S 4th St.

Suite 150

Las Vegas, NV 89101

7.3     Attorney's Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

7.4     Confidentiality. IVST, on the one hand, and ("SEL") and the ("SEL") Shareholders, on the other hand, will keep confidential all information and materials regarding the other Party designated by such Party as confidential. The provisions of this Section 7.4 shall not apply to any information which is or shall become part of the public domain through no fault of the Party subject to the obligation from a third party with a right to disclose such information free of obligation of confidentiality. IVST and ("SEL") agree that no public disclosure will be made by either Party of the existence of the Transaction or the letter of intent or any of its terms without first advising the other Party and obtaining its prior written consent to the proposed disclosure, unless such disclosure is required by law, regulation or stock exchange rule.

7.5     Expenses. Except as otherwise set forth herein, each party shall bear its own costs and expenses associated with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, all costs and expenses incurred by ("SEL") and IVST after the Closing shall be borne by the surviving entity. After the Closing, the costs and expenses of the ("SEL") Shareholders shall be borne by the ("SEL") Shareholders.

7.6     Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

7.7     Third Party Beneficiaries. This contract is solely between IVST, ("SEL") and the ("SEL") Shareholders, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

7.8     Entire Agreement. This Agreement represents the entire agreement between the parties relating to the transaction. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

7.9     Survival. The representations and warranties of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated.

7.10     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

7.11     Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

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IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above- written.

Innovest Global, Inc.

By: Daniel G. Martin, CEO

/s/ Daniel G. Martin

Shepherd Energy, LLC

By: Damon Mintz, CEO

/s/ Damon Mintz

SCHEDULE I

Dated: December 28, 2017

The following persons are the only owners of the capital stock of ("SEL"):

SCHEDULE 1

SHARES TO BE ISSUED

DAMON MINTZ	1,930,000
STEVE MINTZ	1,930,000
JEFFREY SIMLER	1,930,000

Total	5,790,000

SCHEDULE II

STOCK EXCHANGE AGREEMENT RESOLUTION

The undersigned Members of Shepherd Solutions, an LLC, duly organized under the laws of Ohio, hereby certify that a resolution was duly adopted by said Members of the LLC on December 28, 2017, and that such resolution has not been modified or rescinded as of the date hereof:

RESOLVED, that the Share Exchange Agreement attached hereto was unanimously approved and Damon Mintz approved to execute it on behalf of the Members.

Shepherd Solutions LLC - Board of Directors

Name:

Damon Mintz: /s/ Damon Mintz

Steve Mintz: /s/Steve Mintz

Jeffrey Simler: /s/Jeffrey Simler